Exhibit 99.1

Press Release

Contact:	D. Linn Wiley President and Chief Executive Officer (909) 980-4030	William B. Waddell President and Chief Executive Officer (626) 303-4661

For Immediate Release

CVB Financial Corp. and Granite State Bank
Jointly Announce Merger

Ontario, California-October 21, 2004. (NASDAQ:CVBF) D. Linn Wiley, President and Chief Executive Officer of CVB Financial Corp. and its principal subsidiary, Citizens Business Bank, and William B. Waddell, President and Chief Executive Officer of Granite State Bank, jointly announced today that the two financial institutions have executed a definitive merger agreement. This agreement provides for Granite State Bank to merge with and into Citizens Business Bank. Citizens Business Bank will represent the continuing operation.

The definitive agreement provides that Citizens Business Bank will acquire Granite State for an aggregate purchase price of $19.00 per share, or approximately $27 million including costs associated with the cancellation of stock options. The total purchase price will be paid half in CVB Common Stock and half in cash in a cash/stock election merger. The transaction will be handled under purchase accounting. The transaction is subject to shareholder and regulatory approval and other customary conditions. It is expected to be completed during the first quarter of 2005.

“We are delighted to have this opportunity to associate with Granite State Bank, and to expand our presence in the San Gabriel Valley. The Bank is a good complement to our existing franchise and our business and professional banking strategy,” stated D. Linn Wiley.

“Our Board of Directors believes that this merger is in the best interests of our shareholders, employees and customers. We are pleased to join with Citizens Business Bank. They are a premier performing bank with an exceptional record of serving their customers. Citizens Business Bank will be an outstanding addition to our business community,” commented William Waddell.

Granite State Bank was established in 1984. The Bank is headquartered in Monrovia and they have an office in South Pasadena. The Bank had total assets of $112.7 million, total deposits of $101.9 million and total loans of $63.9 million as of September 30, 2004.

CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire Region of Southern California. It serves 30 cities with 37 business financial centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California. Its subsidiary, Golden West Financial Services, provides vehicle leasing, equipment leasing and real estate loan services.

Citizens Business Bank is one of the largest community banks in Southern California. They specialized in providing the full scope of financial services to business and professional clientele. CVB Financial Corp. is traded on the NASDAQ under the ticker symbol of CVBF.

The shares of CVB Common Stock will not be registered under the Securities Act of 1933, and accordingly, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. CVB intends to issue the shares of CVB Common Stock to be offered in the merger pursuant to a fairness hearing conducted by the California Commissioner of Corporations, which will serve as an applicable exemption.

The press release contains statements that constitute forward looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. Actual results may differ materially from the results discussed in these forward looking statements. Factors that might cause such a difference include, but are not limited to, when and if the proposed merger is consummated, expected cost savings from the merger not being fully realized, revenues following the merger being lower than expected and costs of difficulties related to the integration of CVB Financial Corp. and Granite State Bank being greater than expected. In addition, other risks are detailed in the CVB Financial Corp. reports filed with the Securities and Exchange Commission, including their Annual Report on form 10K for the year ended December 31, 2003.